Exhibit 99.2

VirTra Appoints Military Simulation Training Expert, John Givens, to Board of Directors

TEMPE, Ariz. — November 3, 2020 — VirTra, Inc. (NASDAQ: VTSI), a global provider of training simulators for the law enforcement, military, educational, and commercial markets, has appointed John Givens to its board of directors. With Givens’s appointment, VirTra’s board of directors returns to five directors, including three independent directors and two inside directors.

Givens brings to VirTra’s board over 20 years of experience as a board member, entrepreneur, and corporate executive with a unique track record of successfully selling and implementing large military simulation contracts worldwide. Currently, Givens serves as a military board advisor to Bohemia Interactive Simulations (BISim), a global developer of advanced military simulation and training software. In 2010, he established the US company of BISim, and during his tenure as president of the company, he led the business development of its military simulation products from inception to becoming one of the most widely used simulation products throughout all branches of the U.S. military. He has received numerous awards and honors throughout his career, including an appointment to the board of directors of the National Center for Simulation (NCS), an association of defense companies, government, academic, and industry members, and the “Pioneer Award” for outstanding contributions and innovations to the training and effectiveness of U.S. and overseas soldiers, sailors, and airmen. Givens graduated with a Bachelor of Science degree in Computer Science from Florida Institute of Technology and proudly served in the United States Army.

“John’s an incredibly well respected and accomplished simulation industry executive, and we’re very fortunate to have him join our board,” said Bob Ferris, chairman and chief executive officer of VirTra. “The wealth of hard-earned experience and industry relationships he brings to VirTra from his remarkable success in building one of the most prominent simulation training companies in the world will be of tremendous value to our organization.”

Givens added, “It’s a privilege to join VirTra’s board of directors and to have the opportunity to leverage my expertise to contribute to the company’s strategic decisions, independent oversight and corporate governance. I look forward to helping steer VirTra towards ever greater successes and enhance VirTra’s value to its customers, to the market, and to its shareholders.”

About VirTra

VirTra (NASDAQ: VTSI) is a global provider of judgmental use of force training simulators, firearms training simulators and driving simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Investor Relations Contact:

Matt Glover or Charlie Schumacher

VTSI@gatewayir.com

949-574-3860